EXHIBIT 2.1

     CONTRIBUTION AGREEMENT, DATED AS OF AUGUST 22, 2000, BY AND AMONG BASTION CAPITAL FUND, L.P., BCF MEDIA, LLC, BRON-VILLANUEVA CAPITAL, LLC, COUNCIL TREE COMMUNICATIONS, LLC, COUNCIL TREE COMMUNICATIONS V, LLC, COUNCIL TREE HISPANIC BROADCASTERS II, L.L.C., LIBERTY MEDIA CORPORATION, SONY PICTURES ENTERTAINMENT INC. AND TELEMUNDO COMMUNICATIONS GROUP, INC.

--------------------------------------------------------------------------------

                             CONTRIBUTION AGREEMENT

                                  BY AND AMONG

                            BASTION CAPITAL FUND, LP,

                                 BCF MEDIA, LLC,

                          BRON-VILLANUEVA CAPITAL, LLC,

                        COUNCIL TREE COMMUNICATIONS, LLC,

                       COUNCIL TREE COMMUNICATIONS V, LLC,

                 COUNCIL TREE HISPANIC BROADCASTERS II, L.L.C.,

                           LIBERTY MEDIA CORPORATION,

                        SONY PICTURES ENTERTAINMENT INC.

                                       AND

                      TELEMUNDO COMMUNICATIONS GROUP, INC.




                           DATED AS OF AUGUST 22, 2000


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                         Page(s)
                                                                         -------

ARTICLE 1  DEFINITIONS

    1.1      Definitions.......................................................2

ARTICLE 2  THE TRANSACTIONS

    2.1      Council Tree Transactions.........................................8
    2.2      Station Partners Contribution.....................................8
    2.3      Liberty Contribution..............................................8
    2.4      SPE Contribution..................................................8
    2.5      BV Capital Contribution...........................................8
    2.6      Closing...........................................................9
    2.7      Deliveries at Closing.............................................9
    2.8      Adjustment.......................................................10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND
           THE CT PARTIES

    3.1      Organization, Standing, and Authority............................11
    3.2      Authorization and Binding Obligation.............................11
    3.3      Foreign Ownership................................................11
    3.4      Consents and Approvals...........................................11
    3.5      Purchase for Investment..........................................12
    3.6      Financial Matters................................................12
    3.7      Adequate Access to Personnel and Materials.......................12
    3.8      Brokers..........................................................12
    3.9      Litigation.......................................................12
    3.10     Ownership........................................................13

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    4.1      Organization, Standing, and Authority............................14
    4.2      Authorization and Binding Obligation.............................14
    4.3      Ownership; No Previous Operations................................15
    4.4      Financial Statements.............................................15
    4.5      Litigation; Decrees..............................................15
    4.6      Environmental Matters............................................15
    4.7      FCC Compliance...................................................16

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF COUNCIL TREE

    5.1      Financial Information............................................16
    5.2      Litigation; Decrees..............................................16
    5.3      Environmental Matters............................................16
    5.4      FCC Compliance...................................................17

    5.5      Fraudulent Transfer..............................................17

ARTICLE 6  COVENANTS

    6.1      HSR Filings......................................................17
    6.2      FCC Filings......................................................17
    6.3      Modifications....................................................17
    6.4      Access for Investigation; Confidentiality........................18
    6.5      Conduct of Business..............................................18
    6.6      Payments to Apollo...............................................19
    6.7      Other Transaction Documents......................................19
    6.8      Foreign Ownership................................................20
    6.9      BV Capital Credit Support........................................21
    6.10     WPHA-TV..........................................................22
    6.11     Contributed Station Investigation................................23
    6.12     Station Partners Certification...................................23

ARTICLE 7  CONDITIONS

    7.1      Absence of Legal Barriers........................................23
    7.2      HSR Waiting Period...............................................23
    7.3      FCC Approval.....................................................23
    7.4      Performance of Obligations of Parties............................23

ARTICLE 8  TERMINATION

    8.1      Termination by Mutual Written Consent............................24
    8.2      Termination Upon Notice..........................................24
    8.3      Effect of Termination............................................24

ARTICLE 9  INDEMNIFICATION

    9.1      General..........................................................25
    9.2      Indemnification..................................................25
    9.3      Limitations on Indemnification...................................25
    9.4      Procedure for Indemnification....................................26

ARTICLE 10 GENERAL

    10.1     Efforts to Proceed Promptly......................................26
    10.2     Survival of Representations and Warranties.......................27
    10.3     Notices..........................................................27
    10.4     Specific Enforcement.............................................29
    10.5     Interpretation...................................................30
    10.6     Severability.....................................................30
    10.7     Assignment.......................................................31
    10.8     Entire Agreement.................................................31
    10.9     Amendment; Waiver................................................31
    10.10    Expenses.........................................................31

    10.11    Counterparts.....................................................31
    10.12    Governing Law....................................................31
    10.13    Public Announcement..............................................31
    10.14    No Third Party Beneficiaries.....................................32

EXHIBITS
--------

EXHIBIT A -   Equity Interests in the Company
EXHIBIT B -   Scheduled Capital Contributions
EXHIBIT C -   Station Partners Put/Call Agreement
EXHIBIT D -   BV Capital Put/Call Agreement
EXHIBIT E -   Amended Station Partners Operating Agreement
EXHIBIT F -   Stockholders Agreement
EXHIBIT G -   Certificate of Incorporation
EXHIBIT H -   Bylaws
EXHIBIT I -   Amended Network Co. Operating Agreement
EXHIBIT J -   Holdings Certificate of Incorporation
EXHIBIT K -   Holdings Bylaws
EXHIBIT L -   Exchange Agreement
EXHIBIT M -   Irrevocable Proxy
EXHIBIT N -   Registration Rights Agreement
EXHIBIT O -   SCC Guarantee

SCHEDULES
---------

2.8           Adjustment Formula
3.10(a)       Capitalization of Liberty Sub
3.10(d)       Contributed Station and Related Assets
4.3           Capitalization of the Company
5.4           FCC Permits

                             CONTRIBUTION AGREEMENT

                  This Contribution Agreement (the "Agreement") is made as of August 22, 2000 by and among Bastion Capital Fund, LP ("Bastion"), BCF Media, LLC ("BCF"), Bron-Villanueva Capital, LLC ("BV Capital"), Council Tree Communications, LLC ("CTC"), Council Tree Communications V, LLC ("CTCV," together with CTC, the "CT Parties"), Council Tree Hispanic Broadcasters II, L.L.C. (("CTHB" and, together with the CT Parties, "Council Tree"), Liberty Media Corporation ("Liberty"), Sony Pictures Entertainment Inc. ("SPE" and, together with Bastion, BCF, BV Capital, CTHB and Liberty, the "Contributors") and Telemundo Communications Group, Inc., a Delaware corporation (the "Company" and, together with the Contributors and the CT Parties, the "Parties").

                  WHEREAS, pursuant to the Letter Agreement dated June 30, 2000, by and among Bastion, BV Capital, CTC, Liberty and SPE (the "Letter Agreement") and the term sheet attached thereto as Exhibit 1 (including all exhibits and schedules attached thereto, the "Term Sheet"), the Parties have negotiated this Agreement and the other agreements, documents and instruments to be executed and delivered pursuant to this Agreement including those listed in Section 6.7 (collectively with the Agreement, the "Transaction Documents"); and

                  WHEREAS, in connection with the execution of the Letter Agreement, (i) Liberty and SPE exercised a call right in accordance with the terms of the Agreement by and between Liberty and Station Partners, LLC ("Station Partners"), dated as of October 18, 1999 (as modified by the agreement dated as of June 30, 2000 by and among Liberty, Bastion, SPE, Station Partners and Apollo Investment Fund III, LP ("Apollo"), the "Prepayment Agreement") and
(ii) have assigned the right to purchase all of the membership interests of Station Partners owned by Apollo (the "Apollo Interest") to CTHB pursuant to that certain Assignment Agreement by and among Liberty, SPE and CTHB, dated as of the date hereof;

                  WHEREAS, the Parties desire to consummate the transactions contemplated herein (the "Transactions"), by each Contributor contributing certain property and certain Contributors receiving shares of Class A common stock (the "Class A Common Stock") and certain other Contributors receiving shares of Class B common stock (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock") of the Company; and

                  WHEREAS, for Federal income tax purposes, it is intended that the contributions will qualify as transfers to a controlled corporation under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder.

                  NOW, THEREFORE, in consideration of the premises and the representa-tions, warranties and agreements herein contained, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 Definitions. The capitalized terms used herein shall have the respective meanings assigned to such terms set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                      (a) "Agreement" has the meaning set forth in the Preamble.

                      (b) "Amended Network Co. Operating Agreement" has the meaning set forth in Section 6.7.

                      (c) "Amended Station Partners Operating Agreement" has the meaning set forth in Section 6.7.

                      (d) "Apollo" has the meaning set forth in the Preamble.

                      (e) "Apollo Cash Amount" has the meaning set forth in
Section 2.1.

                      (f) "Apollo Interest" has the meaning set forth in the Preamble.

                      (g) "Apollo Purchase" has the meaning set forth in Section 2.1.

                      (h) "Article 5 Reduction in Value" has the meaning set forth in Section 9.3(c).

                      (i) "Article 4 Reduction in Value" has the meaning set forth in Section 9.3(b).

                      (j) "Bastion" has the meaning set forth in the Preamble.

                      (k) "BCF" has the meaning set forth in the Preamble.

                      (l) "Blue Sky Laws" means the blue sky and other state securities laws.

                      (m) "Business Day" means any day that is not a Saturday, a Sunday or any day on which banks are required or authorized by law to be closed in the City of New York.

                      (n) "BV Capital" has the meaning set forth in the Preamble.

                      (o) "BV Capital Contribution" has the meaning set forth in Section 2.5.

                      (p) "BV Capital Put/Call Agreement" has the meaning set forth in Section 6.7

                      (q) "Bylaws" has the meaning set forth in Section 6.7.

                      (r) "Certificate of Incorporation" has the meaning set forth in Section 6.7.

                      (s) "Class A Common Stock" has the meaning set forth in the Preamble.

                      (t) "Class B Common Stock" has the meaning set forth in the Preamble.

                      (u) "Closing" has the meaning set forth in Section 2.6.

                      (v) "Closing Date" has the meaning set forth in Section
2.6.

                      (w) "Code" has the meaning set forth in the Preamble.

                      (x) "Company" has the meaning set forth in the Preamble.

                      (y) "Company Common Stock" has the meaning set forth in the Preamble.

                      (z) "Communications Act" means the Communications Act of 1934, as amended.

                      (aa) "Contributed Station" has the meaning set forth in
Section 3.10(d).

                      (bb) "Contributors" has the meaning set forth in the Preamble.

                      (cc) "Council Tree" has the meaning set forth in the Preamble.

                      (dd) "Council Tree Indemnitee" has the meaning set forth in Section 9.2(a). (1)


                      (ee) "Council Tree Portion" has the meaning set forth in
Section 9.2(a).

                      (ff) "Credit Agreement" means the Credit Agreement, dated as of August 4, 1998, among TLMD Acquisition Co. (now known as Telemundo Group, Inc.), Telemundo Holdings, Inc., the lenders named therein, Credit Suisse First Boston, as Administrative Agent, as Collateral Agent and as Issuing Bank, and Canadian Imperial Bank of Commerce, as Documentation Agent.

                      (gg) "CTC" has the meaning set forth in the Preamble.

                      (hh) "CTCV" has the meaning set forth in the Preamble.

                      (ii) "CTHB" has the meaning set forth in the Preamble.

                      (jj) "Encumbrances" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement or liability, contingent or otherwise, of any kind or nature whatsoever, including the interest of a vendor, lessor or licensor under any conditional sale, capitalized lease, exclusive license or other title retention agreement.

                      (kk) "Environmental Claim" has the meaning set forth in

Section 4.6.

                      (ll) "Environmental Laws" has the meaning set forth in
Section 4.6.

                      (mm) "Equity Interests" means any evidence of equity ownership of any Person, whether represented by common stock, preferred stock, securities, options, warrants or other rights to repurchase or acquire any equity ownership of such Person (including convertible debentures, notes or other securities convertible or exchangeable into or exercisable for the purchase or other acquisition of capital stock), trust certificates, general or limited partnership interests or any other type of capital stock or equity interest.

                      (nn) "Exchange Agreement" has the meaning set forth in
Section 6.7.

                      (oo) "FCC" means the U.S. Federal Communications
Commission.

                      (pp) "FCC Approval" means a preliminary order or decision from the FCC that grants all consents or approvals required under the Communications Act and FCC Regulations for consummation of the Transactions (whether or not any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any such sua sponte action by the FCC with similar effect, has expired).

                      (qq) "FCC Permits" means all permits, licenses, waivers, exemptions, orders, franchises and approvals under the Communications Act and FCC Regulations.

                      (rr) "FCC Regulations" means the regulations promulgated by the FCC.

                      (ss) "GAAP" has the meaning set forth in Section 4.4.

                      (tt) "Holdings Bylaws" has the meaning set forth in
Section 6.7.

                      (uu) "Holdings Certificate of Incorporation" has the meaning set forth in Section 6.7.

                      (vv) "Holdings Common Stock" has the meaning set forth in
Section 2.2.

                      (ww) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                      (xx) "Indenture" means the Indenture, dated as of August 12, 1998, governing Telemundo Holdings' 11 1/2% Senior Discount Notes due 2008.

                      (yy) "Letter Agreement" has the meaning set forth in the Preamble.

                      (zz) "Liberty" has the meaning set forth in the Preamble.

                      (aaa) "Liberty Contribution" has the meaning set forth in
Section 2.3.

                      (bbb) "Liberty Proxy" has the meaning set forth in Section 6.7.

                      (ccc) "Liberty Sub" has the meaning set forth in Section 2.3.

                      (ddd) "LMC" means LMC Capital LLC, a Delaware limited liability company.

                      (eee) "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of a Person.

                      (fff) "Network Co." means Telemundo Network Group LLC.

                      (ggg) "Option" means the Option granted by Liberty to BV Capital pursuant to the Option Agreement.

                      (hhh) "Option Agreement" means the Option Agreement dated as of the date hereof between Liberty and BV Capital.

                      (iii) "Option Amount" has the meaning set forth in Section 2.5.

                      (jjj) "Option Shares" has the meaning set forth in Section 2.5.

                      (kkk) "Original Indemnitee" has the meaning set forth in
Section 9.2(b)

                      (lll) "Original Indemnitee Portion" has the meaning set forth in Section 9.2(b).

                      (mmm) "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                      (nnn) "Prepayment Agreement" has the meaning set forth in the Preamble.

                      (ooo) "Prepayment Amount" has the meaning set forth in
Section 2.1.

                      (ppp) "Previous Stockholders Agreement" has the meaning set forth in Section 6.5.

                      (qqq) "Put/Call Agreement" means the Put/Call Agreement dated as of August 12, 1998, by and among Station Partners, Bastion, Apollo, Liberty and SPE.

                      (rrr) "Reimbursed Amount" has the meaning set forth in
Section 2.1.

                      (sss) "Registration Rights Agreement" has the meaning set forth in Section 6.7.

                      (ttt) "SCC" means Sony Capital Corporation.

                      (uuu) "SCC Guarantee" has the meaning set forth in Section 6.7.

                      (vvv) "Scheduled Contributions" has the meaning set forth in Section 2.8.

                      (www) "Securities Act" means the Securities Act of 1933 and the regulations promulgated thereunder, each as amended.

                      (xxx) "SPE" has the meaning set forth in the Preamble.

                      (yyy) "SPE Contribution" has the meaning set forth in
Section 2.4.

                      (zzz) "SPE Sub" means SPE Mundo Investment Inc.

                      (aaaa) "Station Partners" has the meaning set forth in the Preamble.

                      (bbbb) "Station Partners Contribution" has the meaning set forth in Section 2.2.

                      (cccc) "Station Partners Put/Call Agreement" has the meaning set forth in Section 6.7.

                      (dddd) "Stockholders Agreement" has the meaning set forth in Section 6.7.

                      (eeee) "Subsidiaries" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of Equity Interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person; provided that Network Co. shall be deemed to be a Subsidiary of the Company for all purposes under this Agreement.

                      (ffff) "Telemundo Holdings" has the meaning set forth in

Section 2.2.

                      (gggg) "Term Sheet" has the meaning set forth in the Preamble.

                      (hhhh) "Transactions" has the meaning set forth in the Preamble.

                      (iiii) "Transaction Documents" has the meaning set forth in the Preamble.

                      (jjjj) "Transfer of Control Application" means the application for Consent to Transfer Control filed in connection with the transactions contemplated by this Agreement with the FCC on August 8, 2000.

                                    ARTICLE 2

                                THE TRANSACTIONS

            2.1 Council Tree Transactions. CTHB shall (a) purchase the Apollo Interest (the "Apollo Purchase") for an amount in cash equal to $160 million (the "Apollo Cash Amount"), (b) contribute the Contributed Station to Station Partners and (c) reimburse Liberty $6.0 million in cash (the "Reimbursed Amount") of the total amount to be reimbursed to Liberty pursuant to the Prepayment Agreement of $59.422 million (the "Prepayment Amount").

            2.2 Station Partners Contribution. On or prior to the Closing Date, Bastion, BCF and CTHB shall cause Station Partners to contribute (a) all of the common stock ("Holdings Common Stock") in Telemundo Holdings, Inc. ("Telemundo Holdings") owned by Station Partners and (b) the Contributed Station, to the Company (the "Station Partners Contribution"). In exchange for the Station Partners Contribution, Station Partners shall receive shares of the Company's Class B Common Stock as set forth in Exhibit A.

            2.3 Liberty Contribution. On or prior to the Closing Date, Liberty shall (a) contribute all of its Holdings Common Stock and (b) cause LMC to contribute all of the outstanding Equity Interests of Liberty Telemundo Network, Inc. ("Liberty Sub") to the Company (the "Liberty Contribution"). In exchange for the Liberty Contribution, Liberty shall receive shares of the Company's Class A

Common Stock as set forth in Exhibit A.

            2.4 SPE Contribution. On or prior to the Closing Date, SPE shall contribute all of its Holdings Common Stock to the Company (the "SPE Contribution"). In exchange for the SPE Contribution, SPE shall receive shares of the Company's Class A Common Stock as set forth in Exhibit A.

            2.5 BV Capital Contribution. If BV Capital has exercised its Option, on or prior to the Closing Date, BV Capital shall reimburse Liberty (the "BV Capital Contribution") the remaining $53.422 million in cash (the "Option Amount") of the Prepayment Amount. In exchange for the BV Capital Contribution, BV Capital shall receive shares of the Company's Class A Common Stock as set forth in Exhibit A (the "Option Shares"). The BV Capital Contribution shall be reduced proportionately to the extent BV Capital only partially exercises its Option pursuant to the Option Agreement. To the extent the BV Capital Contribution is less than the Option Amount, Liberty and SPE will in good faith attempt to arrange for a third party to reimburse Liberty for the remaining Option Amount to the extent necessary to comply with the FCC's broadcast/cable cross-ownership rules. Upon payment of a portion of the Option Amount to Liberty, such third party shall receive a corresponding portion of the Option Shares to be issued as indicated above. To the extent Liberty is not reimbursed a portion of the Option Amount, Liberty shall receive a corresponding portion of the Option Shares and Liberty shall grant SPE an option to purchase 50% of any such Option Shares held by Liberty on terms to be mutually agreed to by SPE and Liberty.

            2.6 Closing. Subject to the conditions set forth below, the closing of the Transactions (the "Closing") shall take place as promptly as practicable at the offices of Troop Steuber Pasich Reddick & Tobey, LLP, located at 2029 Century Park East, 24th Floor, Los Angeles, California 90067 at 9:00 a.m. (local time) on the date fifteen days after satisfaction or waiver of all of the conditions to the Parties' respective obligations to consummate the Transactions (other than those requiring the delivery of documents or the taking of other action at the Closing) or such other date as may be agreed upon by the Parties. The date on which the Closing is consummated is hereinafter called the "Closing Date."

            2.7 Deliveries at Closing. At the Closing,

                (a) CTHB will (i) pay to Apollo on the Closing Date the Apollo Cash Amount plus CTHB's proportionate share of any additional amounts due pursuant to Section 2.8(b) below and (ii) pay to Liberty the Reimbursed Amount, in each case by wire transfer of immediately available funds to such account or accounts as Apollo or Liberty, as the case may be, shall have designated at least two Business Days prior to the Closing Date;

                (b) Apollo, Bastion and BCF will execute all consents and other documents necessary to permit Apollo to transfer its membership interests in Station Partners to CTHB, admit CTHB as a member of Station Partners and approve and execute the Amended Station Partners Operating Agreement as set forth herein;

                (c) each of the Contributors will deliver to the Company share certificates or other documents, which certificates or other documents shall be either duly endorsed in blank or accompanied by stock powers duly executed in blank, representing their respective interests to be contributed to the Company pursuant to this Article 2;

                (d) to the extent it exercises the Option, BV Capital (or a third party pursuant to Section 2.5, as the case may be) will pay to Liberty in cash the aggregate amount due pursuant to Section 2.5 above, by wire transfer of immediately available funds to such account or accounts as Liberty shall have designated at least two Business Days prior to the Closing Date; and

                (e) the Company will deliver to the Contributors share certificates representing the Company Common Stock to be issued to the Contributors pursuant to this Article 2.

            2.8 Adjustment.

                (a) In the event the scheduled capital contributions to Network Co. set forth on Exhibit B (the "Scheduled Contributions") have not been made by Liberty or SPE (or one of their Subsidiaries, as applicable), a corresponding reduction shall be made to the relative portion of Class A Common Stock to be received by Liberty or SPE, as applicable, pursuant to this Agreement, in accordance with the formula set forth on Schedule 2.8 hereto.

                (b)In the event the Closing occurs after March 31, 2001 and on or before June 30, 2001, each of the Contributors will pay to Apollo and Bastion (or BCF as the case may be) each Contributor's proportionate share (based on such Contributor's relative portion of Equity Interests in the Company as set forth on Exhibit A) of any additional cash amounts due to Apollo and Bastion or BCF, as the case may be, pursuant to the Prepayment Agreement and the Put/Call Agreement for the period ending on or before June 30, 2001; provided, that in the event that such proportionate payments are not made by a Contributor as set forth above, a corresponding reduction shall be made to the relative portion of Company Common Stock to be received by such Contributor pursuant to this Agreement, in accordance with the formula set forth on Schedule 2.8 hereto.

                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
                               AND THE CT PARTIES

            Other than as specifically set forth below, each Contributor and CT Party, severally and not jointly, represents and warrants as to those matters pertaining to itself only (and not the other Contributors and CT Parties), except that (i) Bastion and BCF represent and warrant to their knowledge as to matters pertaining to Station Partners in Section 3.10(b) and (ii) Liberty represents and warrants as to matters pertaining to Liberty Sub and LMC) as follows:

            3.1 Organization, Standing, and Authority. Each Contributor and CT Party (i) is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of formation and (ii) has the requisite corporate, partnership, or limited liability company power and authority to execute and deliver the Transaction Documents (with respect to such agreements to which it is a party) and to perform its obligations thereunder.

            3.2 Authorization and Binding Obligation. (i) The execution and delivery of the Transaction Documents (with respect to such agreements to which it is a party) and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate, partnership or limited liability company action, including any necessary approval by its board of directors or other governing body, and no other corporate, partnership or limited liability company proceedings on its part are necessary for the execution and delivery of the Transaction Documents (with respect to such agreements to which it is a party) and the performance of its obligations provided for therein; (ii) this Agreement has been duly executed and delivered by it, and assuming this Agreement is a binding obligation of the other Parties, this Agreement will constitute a valid and binding obligation of it enforceable against it in accordance with its terms; and (iii) when the other

Transaction Documents are executed and delivered by it (with respect to such agreements to which it is a party), and assuming the other Transaction Documents are binding obligations of the other Parties to such Transaction Documents, each of the Transaction Documents (with respect to such agreements to which it is a party) will constitute valid and binding obligations of it enforceable against it in accordance with its terms.

            3.3 Foreign Ownership.

                 (a) Each of Bastion, BCF and BV Capital represents and warrants that upon the Closing the aggregate alien ownership of Bastion, BCF and BV Capital that will be attributable to the Company will be no greater than 0.54%.

                 (b) Council Tree represents and warrants that upon the Closing the aggregate alien ownership of CTHB that will be attributable to the Company will be no greater than 1.5%.

                 (c) Liberty and SPE represent and warrant that upon the Closing the aggregate alien ownership of the Company will be less than 25%, solely as a result of the investment by Liberty and SPE in the Company and assuming that the representations and warranties of Council Tree, Bastion, BCF and BV Capital in Sections 3.3(a) and (b) are true and accurate.

            3.4 Consents and Approvals. Except as otherwise contemplated by the Transaction Documents, neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents by such Contributor or CT Party, nor the performance or consummation by such Contributor or CT Party of any transaction related hereto or thereto will require any consent, approval, order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the federal securities laws, the Blue Sky Laws, the HSR Act, the Communications Act, the FCC Regulations or the Investment Company Act of 1940, as amended or (ii) that have already been obtained.

            3.5 Purchase for Investment. Each Contributor, as applicable, is acquiring the Company Common Stock pursuant to Article 2 for its own account and not as a nominee or agent for any other Person and has no present intention of distributing such Company Common Stock. Each Contributor understands that the Company Common Stock must be held indefinitely unless it is registered under the

Securities Act or an exemption from such registration becomes available.

            3.6 Financial Matters. Each Contributor represents and understands that the acquisition of the Company Common Stock involves substantial risk and that such Contributor's financial condition and investments are such that it is in a financial position to hold the Company Common Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, its investment in the Company. Each Contributor represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, and that it is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company given its current stage of development.

            3.7 Adequate Access to Personnel and Materials. During the negotiation of the transactions contemplated herein, each Contributor and CT Party and their representatives have been afforded full and free access to Telemundo Holdings' and Network Co.'s corporate and other organizational books, financial statements and records, have been afforded an opportunity to ask such questions of Telemundo Holdings' and Network Co.'s officers and employees concerning Telemundo Holdings', Network Co.'s and the Company's business, operations, financial condition, assets, liabilities and other relevant matters, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

            3.8 Brokers. Except for fees owed to Daniels & Associates, no Contributor or CT Party is obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the Transactions.

            3.9 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of such Contributor or CT Party, threatened, against or affecting such Contributor or CT Party, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality that seek to enjoin or restrain the performance or consummation of the Transactions.

            3.10 Ownership.

                 (a) (i) Liberty owns 2,495 shares of Holdings Common Stock. The shares of Holdings Common Stock owned by Liberty are duly authorized, validly issued, fully paid and non-assessable and will be delivered to the

Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restriction affecting the rights and other incidents of record and beneficial ownership, other than restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

                 (ii) Schedule 3.10(a) sets forth a true and complete statement of the capitalization of Liberty Sub. LMC owns all of the Equity Interests in Liberty Sub. The Liberty Sub Equity Interests to be contributed to the Company are duly authorized, validly issued, fully paid and non-assessable and will be delivered to the Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restriction affecting the rights and other incidents of record and beneficial ownership, other than restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws. All of the Liberty Sub Equity Interests are owned beneficially by Liberty through LMC. Liberty is the sole member of LMC. LMC is the sole recordholder of the Liberty Sub Equity Interests and is a "disregarded entity" within the meaning of Treas. Reg.
Section 301.7701-3.

                 (iii) Liberty Sub owns 50% of the Equity Interests in Network Co., and except for its ownership of such Equity Interests, Liberty Sub does not have any assets or liabilities and has never conducted any business other than the ownership of Equity Interests in Network Co.

            (b) Station Partners owns 5,010 shares of Holdings Common Stock. The shares of Holdings Common Stock owned by Station Partners are duly authorized, validly issued, fully paid and non-assessable and will be delivered to the Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restriction affecting the rights and other incidents of record and beneficial ownership, other than restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

            (c) SPE owns 2,495 shares of Holdings Common Stock. The shares of Holdings Common Stock owned by SPE are duly authorized, validly issued, fully paid and non-assessable and will be delivered to the Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restriction affecting the rights and other incidents of record and beneficial ownership, other than restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

            (d) (i) CTCV has good, indefeasible and marketable title to the television station and related assets set forth on Schedule 3.10(d) (the "Contributed Station") free and clear of all Encumbrances other than as set forth on Schedule 3.10(d), including after taking into account any fraudulent conveyance or fraudulent transfer law. At or prior to the Closing, ownership of the Contributed Station shall be transferred to CTHB and CTHB shall have good, indefeasible and marketable title to the Contributed Station free and clear of all Encumbrances other than as set forth on Schedule 3.10(d), including after taking into account any fraudulent conveyance or fraudulent transfer law. Upon contribution of the Contributed Station to the Company in accordance with this Agreement, the Company shall have good, indefeasible and marketable title to the Contributed Station free and clear of all Encumbrances other than as set forth on Schedule 3.10(d), including after taking into account any fraudulent conveyance or fraudulent transfer law.

                   (ii) CTC represents and warrants that CTHB shall be deemed to be "Council Tree II" as such term is defined in the Commitment Letter, dated as of June 30, 2000, by and among Madison Dearborn Capital Partners III, L.P., Toronto Dominion Investments, Inc., Alta Communications, Inc., Arctic Slope Regional Corporation, Catalyst Investors, L.P., Steve C. Hillard and CTC, and that the cash investments committed to in such letter shall be funded to CTHB when and as called, in accordance with such Commitment Letter.


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Contributors as follows:

4.1 Organization, Standing, and Authority. The Company (i) is duly organized, validly existing, and in good standing under the laws of Delaware and (ii) has the requisite corporate power and authority to execute and deliver the

Transaction Documents (with respect to such agreements to which it is a party) and to perform its obligations thereunder.

            4.2 Authorization and Binding Obligation. (i) The execution and delivery of the Transaction Documents (with respect to such agreements to which it is a party) and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate action, including any necessary approval by its board of directors or other governing body, and no other corporate proceedings on its part are necessary for the execution and delivery of the Transaction Documents (with respect to such agreements to which it is a party) and the performance of its obligations provided for therein; (ii) this Agreement has been duly executed and delivered by it, and assuming this Agreement is a binding obligation of the other Parties, this Agreement will constitute a valid and binding obligation of it enforceable against it in accordance with its terms; and (iii) when the other Transaction Documents are executed and delivered by it (with respect to such agreements to which it is a party), and assuming the other Transaction Documents are binding obligations of the other Parties to such Transaction Documents, each of the Transaction Documents (with respect to such agreements to which it is a party) will constitute valid and binding obligations of it enforceable against it in accordance with its terms.

            4.3 Ownership; No Previous Operations. Schedule 4.3 sets forth a true and complete statement of the capitalization of the Company. The Company does not have and has never had any Subsidiaries. Except as set forth on
Schedule 4.3, the Company has not issued any Equity Interests, nor are any such Equity Interests (or any rights to acquire or purchase any Equity Interests) outstanding. The Company does not have any assets or liabilities and has never conducted any business other than with respect to the Transactions described herein.

            4.4 Financial Statements. To the knowledge of the Company, each of the quarterly and audited annual financial statements and related notes thereto made available to Council Tree prior to June 30, 2000 present fairly, in all material respects, the financial position and results of operations of Telemundo Holdings, Network Co. and their consolidated Subsidiaries, if any, as of the respective dates and for the respective periods to which they apply, in each case in accordance with generally accepted accounting principles ("GAAP").

            4.5 Litigation; Decrees. To the knowledge of the Company, as of June 30, 2000, other than the pending FCC application and proceeding related to the acquisition of Telemundo Holdings in August 1998, there was no suit, action or proceeding pending against Telemundo Holdings, Network Co. or any of their Subsidiaries in any Federal, state or local court or agency that would reasonably be expected to have a Material Adverse Effect on Telemundo Holdings, Network Co. and their consolidated Subsidiaries, taken as a whole.

            4.6 Environmental Matters. To the knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect on Telemundo Holdings, Network Co. and their Subsidiaries, taken as a whole, as of June 30, 2000 (a) Telemundo Holdings, Network Co. and their Subsidiaries were in compliance with all applicable federal, state, and local laws governing pollution or the protection of human health or the environment ("Environmental Laws") and (b) none of Telemundo Holdings, Network Co. nor any of their Subsidiaries had received any written notice with respect to the business of, or any property owned or leased by, Telemundo Holdings, Network Co. or any of their Subsidiaries, from any governmental entity or third party alleging that Telemundo Holdings, Network Co. or any of their Subsidiaries was not in compliance with any Environmental Laws as of such date (an "Environmental Claim") and there were no activities, circumstances, events or incidents, including releases of any hazardous material into the environment, that were reasonably likely to form the basis of any Environmental Claim against Telemundo Holdings, Network Co. or any of their Subsidiaries.

            4.7 FCC Compliance. To the knowledge of the Company, and subject to the pending FCC application and proceeding related to the acquisition of Telemundo Holdings in August 1998, as of June 30, 2000, Telemundo Holdings and its Subsidiaries held all material FCC Permits necessary for the lawful conduct of their respective businesses in the manner in which they were then being conducted under the Communications Act and FCC Regulations and Telemundo Holdings and its Subsidiaries were in compliance with the terms of all material FCC Permits necessary for the lawful conduct of the respective businesses of Telemundo Holdings and its Subsidiaries in the manner in which they were then being conducted.


                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF COUNCIL TREE

            Council Tree represents and warrants to Bastion, BCF, Liberty, SPE and BV Capital, as follows:

            5.1 Financial Information. To the knowledge of Council Tree, the financial information related to the Contributed Station and made available to Liberty and SPE prior to the date hereof presents fairly, in all material respects, the financial position and results of operations of the Contributed Station as of the respective dates and for the respective periods to which it applies.

            5.2 Litigation; Decrees. To the knowledge of Council Tree, as of the date hereof, there is no suit, action or proceeding pending with respect to the Contributed Station in any Federal, state or local court or agency that would reasonably be expected to have a Material Adverse Effect on the Contributed Station.

            5.3 Environmental Matters. To the knowledge of Council Tree, except as would not reasonably be expected to have a Material Adverse Effect on the Contributed Station, (a) Council Tree is in compliance with all Environmental Laws with respect to the Contributed Station and (b) Council Tree has not received any Environmental Claim and there are no activities, circumstances, events or incidents, including releases of any hazardous material into the environment, that are reasonably likely to form the basis of any Environmental Claim with respect to the Contributed Station.

            5.4 FCC Compliance. To the knowledge of Council Tree, as of the date hereof Schedule 5.4 hereto sets forth all current material FCC Permits included in the Contributed Station and necessary for the lawful conduct of the business of operating the Contributed Station in the manner in which it is currently being conducted and Council Tree is in compliance with the terms of all material FCC Permits necessary for the lawful conduct of the business of the Contributed Station in the manner in which it is currently being conducted.

            5.5 Fraudulent Transfer. All contributions of the Contributed Station made in connection with or in anticipation of the consummation of these Transactions were made for adequate consideration and would not be subject to "avoidance" under any relevant fraudulent conveyance or fraudulent transfer law.

                                    ARTICLE 6

                                    COVENANTS

            6.1 HSR Filings. Following the date hereof, each of the Parties shall file or cause to be filed promptly any forms required under applicable laws and regulations to consummate and make effective the Transactions, including required filings or requests for information under the HSR Act, and shall take any other action reasonably necessary in connection with obtaining the expiration or termination of the waiting periods under the HSR Act applicable to the Transactions.

            6.2 FCC Filings. Each of the Parties shall file promptly any forms required under applicable law or in connection with the Transfer of Control Application and take any other action reasonably necessary in connection with obtaining FCC Approval.

            6.3 Modifications. Each Party agrees it will make such reasonable modifications and adjustments to its relationships and arrangements with respect to the Company as may be required in order to obtain the necessary consents and approvals under the Communications Act and FCC Regulations or to avoid a potential change of control under the Credit Agreement and the Indenture, (including, if and to the extent reasonably required, changing its general voting power with respect to its shares of Company Common Stock or substituting for its Company Common Stock other securities or rights in respect thereof), so long as such modifications and adjustments do not modify the economic arrangement among and between the Parties as contemplated by this Agreement. Notwithstanding the foregoing, no Party will be required to modify any internal relationship or relationship with any of its members, partners, stockholders or affiliates, divest or limit its members', partners', stockholders' or affiliates' rights with respect to any assets, agree to any restriction of its activities or modify any transaction (except, in each case, as contemplated by the preceding sentence) in order to obtain any necessary consent or approval in order to consummate the Transactions.

            6.4 Access for Investigation; Confidentiality. (a) At reasonable times and places during customary business hours and upon reasonable notice, Liberty, SPE, BCF and Bastion shall cause Telemundo Holdings, and Liberty and SPE shall cause Network Co., to permit each of the Contributors and their respective accountants and counsel and other representatives to have full access to the premises and to all books, contracts, commitments and records of Telemundo Holdings and Network Co. and furnish each Contributor with such financial and operating data and other information with respect to the business and properties of Telemundo Holdings and Network Co. as they shall from time to time reasonably request in order to consummate the Transactions.

                 (b) At reasonable times and places during customary business hours and upon reasonable notice, Council Tree shall permit each of the Contributors and their respective accountants and counsel and other representatives to have full access to the premises and to all books, contracts, commitments and records related to the Contributed Station and furnish each Contributor with such financial and operating data and other information with respect to the business of operating the Contributed Station as they shall from time to time reasonably request in order to consummate the Transactions.

                 (c) Except as required by law, each Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received in connection with the Transactions in confidence until such time as such information becomes publicly available (otherwise than through a wrongful act of any such Person) and shall use its best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the other Party or Parties providing the information. In the event of the termination of this Agreement for any reason, each Party shall promptly return or destroy all documents containing nonpublic information so obtained from any other Party or any of its subsidiaries and any copies made of such documents.

            6.5 Conduct of Business. From the date hereof and prior to the Closing, without the prior written consent of the other Parties:

                 (a) each of Liberty and SPE shall (i) use its best efforts to cause Network Co. to continue to operate Network Co.'s business of owning and operating a network programming business in the United States and its territories that provides predominantly Spanish-language or Hispanic-themed programming in the ordinary course of business consistent with past practice or the Network Co.'s current operating and strategic plans subject to extraordinary events outside the control of management and (ii) disclose to Council Tree and BV Capital the occurrence of any such extraordinary events that they become aware of prior to the Closing Date.

                 (b) each of Liberty (subject to the limitations and restrictions set forth in the Irrevocable Proxy made by Liberty in favor of Station Partners dated as of August 12, 1998), SPE, Bastion and BCF:

                 (i) shall (i) use its best efforts to cause Telemundo Holdings to continue to operate its broadcast business of providing predominantly Spanish-language or Hispanic-themed programming in the ordinary course of business consistent with past practice or Telemundo Holdings' current operating and strategic plans subject to extraordinary events outside the control of management and (ii) disclose to Council Tree and BV Capital the occurrence of any such extraordinary events that they become aware of prior to the Closing Date; and

                 (ii) shall not consent to any Major Decision as defined in the Telemundo Holdings, Inc. Stockholders Agreement dated August 12, 1998, by and among Telemundo Holdings, Station Partners, Apollo, Bastion, SPE and Liberty (the "Previous Stockholders Agreement") substantially similar to any of the Major Decisions as defined in the Stockholders Agreement without first obtaining the consent of CTHB.

                 (c) Council Tree shall (i) use its best efforts to continue to operate the Contributed Station's business of operating a broadcast television station providing predominantly Spanish-language or Hispanic-themed programming in the ordinary course of business consistent with past practice or Council Tree's current operating and strategic plans with respect to the Contributed Station subject to extraordinary events outside the control of management and
(ii) disclose to each other Party the occurrence of any such extraordinary events that it becomes aware of prior to the Closing Date.

            6.6 Payments to Apollo. Except as contemplated by this Agreement and the other Transaction Documents in connection with the Closing, none of the Parties shall, directly or indirectly, make any payment to Apollo on account of or in connection with the Transactions.

            6.7 Other Transaction Documents. Concurrently with or prior to the
Closing:

                 (a) Liberty, SPE and Station Partners shall execute the Put/Call Agreement substantially in the form of Exhibit C (the "Station Partners Put/Call Agreement").

                 (b) Liberty, SPE and BV Capital shall execute a Put/Call Agreement substantially in the form of Exhibit D (the "BV Capital Put/Call Agreement").

                 (c) Bastion or BCF, as applicable, and CTHB shall amend and restate Station Partners' Amended and Restated Operating Agreement substantially in the form of Exhibit E (the "Amended Station Partners Operating Agreement").

                 (d) The Company, Liberty, SPE, Station Partners and BV Capital shall enter into a Stockholders' Agreement substantially in the form of Exhibit F (the "Stockholders Agreement").

                 (e) The Company shall amend and restate its Certificate of Incorporation substantially in the form of Exhibit G (the "Certificate of Incorporation").

                 (f) The Company shall adopt Bylaws substantially in the form of Exhibit H (the "Bylaws").

                 (g) Liberty and SPE shall amend and restate Network Co.'s Amended and Restated Operating Agreement substantially in the form of Exhibit I (the "Amended Network Co. Operating Agreement").

                 (h) Station Partners, Liberty and SPE shall amend and restate Telemundo Holdings' Amended and Restated Articles of Incorporation substantially in the form of Exhibit J (the "Holdings Certificate of Incorporation").

                 (i) Station Partners, Liberty and SPE shall amend and restate Telemundo Holdings' Bylaws substantially in the form of Exhibit K (the "Holdings Bylaws").

                 (j) The Company and SPE shall execute an Exchange Agreement substantially in the form of Exhibit L hereto (the "Exchange Agreement").

                 (k) Liberty shall execute an Irrevocable Proxy in favor of Station Partners, who shall agree to and acknowledge the same, substantially in the form of Exhibit M (the "Liberty Proxy").

                 (l) Station Partners, BV Capital, Liberty, SPE and the Company shall execute a Registration Rights Agreement substantially in the form of Exhibit N hereto (the "Registration Rights Agreement").

                 (m) SCC shall execute a Guarantee and Undertaking substantially in the form of Exhibit O hereto (the "SCC Guarantee").

            6.8 Foreign Ownership.

                 (a) Each of Bastion, BCF and BV Capital agrees that if, subsequent to the Closing Date, the aggregate alien ownership of Bastion, BCF and BV Capital attributable to the Company is greater than 0.54%, each of Bastion, BCF and BV Capital will restructure their investments in Station Partners or the Company, as applicable, or take any other action necessary so that such excess alien interest will not be attributable to the Company consistent with the requirements of the Communications Act and FCC Regulations, and Liberty, SPE and CTHB agree to cooperate with all reasonable requests of Bastion, BCF and BV Capital in connection therewith.

                 (b) CTHB agrees that if, subsequent to the Closing Date, CTHB becomes aware that the aggregate alien ownership of the Company attributable to CTHB is at any time greater than 1.5%, it will restructure its investment in Station Partners or take any other action necessary so that such excess alien ownership interest will not be attributable to the Company consistent with the requirements of the Communications Act and FCC Regulations, and Liberty, SPE, Bastion, BCF and BV Capital agree to cooperate with all reasonable requests of CTHB in connection therewith.

                 (c) Liberty and SPE agree that if, subsequent to the Closing Date, they become aware that aliens own a greater percentage interest in the Company than 25% solely as a result of their investment in the Company and assuming that the representations and warranties of CTHB, Bastion, BCF and BV Capital in Sections 3.3(a) and (b) are true and accurate, they will restructure their investment in the Company or take any other action necessary so that such alien interest in excess of 25% will not be attributable to the Company consistent with the requirements of the Communications Act and FCC Regulations, and CTHB, Bastion, BCF and BV Capital will cooperate with all reasonable requests of Liberty and SPE in connection therewith.

            6.9 BV Capital Credit Support.

                 (a) In connection with any assignment or Encumbrance by

BV Capital (or a BV Capital Controlled Affiliate) of its Company Common Stock in accordance with Section 3.3.5 of the Stockholders Agreement or its right to receive all or a part of its portion of the Pay Out Amount (as defined in the BV Capital Put/Call Agreement) in accordance with Section 6(d) of the BV Capital Put/Call Agreement for the purpose of (i) obtaining financing to exercise the Option and/or (ii) obtaining direct or indirect financing for the payment of any capital contribution to Station Partners or the Company, each of Liberty and SPE agree to deliver to the financial institution, lender or other source of such financing (of which they have been notified by BV Capital or the BV Capital Controlled Affiliate) a writing, in a form reasonably acceptable to such financing source and SPE or Liberty, as applicable, acknowledging the receipt (if so received) of an irrevocable assignment or Encumbrance by BV Capital or the BV Capital Controlled Affiliate of its interest, rights and remedies under the BV Capital Put/Call Agreement to such financial institution , lender or other source of such financing and confirming (assuming it has received the applicable directions) (x) the Minimum Value that it will be obligated to pay to such assignee as a result of the exercise of the put or call under the BV Capital Put/Call Agreement, (y) that it will pay such amounts directly to the financing source, without offset or defense, and (z) that it will accept the direction of the financing source as a valid exercise of BV Capital's or the applicable BV Capital Controlled Affiliate's put under the BV Capital Put/Call Agreement. To the extent that such financing source, as a condition to entering into such financing arrangements on a commercially reasonable basis, reasonably requires from Liberty or SPE any additional information, acknowledgements or approvals, or the execution or delivery of any additional documents, certificates, instruments or agreements, Liberty and SPE each agree, in order to accomplish the purposes of this Section 6.9, to cooperate with BV Capital and such financing source to comply with any such reasonable request referenced above. Notwithstanding the foregoing, neither Liberty nor SPE will be required to pay any money, to modify any internal relationship or relationship with any of such Party's members, partners, stockholders or affiliates, or to divest or limit its rights or its members', stockholders', partners', or affiliates' rights with respect to any assets, or to agree to any restriction of its activities or to modify any transaction in order to comply with the provisions of this Section 6.9(a).

                 (b) As part of such credit support, SPE shall cause SCC to guarantee SPE's monetary obligations upon default under the BV Capital Put/Call Agreement and to have such guarantee designated as an "Approved Debt" for the purposes of the Keep Well Agreement between SCC and Sony Corporation, provided that BV Capital undertakes to reimburse SPE for 50% of SPE's actual out-of-pocket charges paid to SCC for such arrangement (such 50% shall not exceed 0.0625% of the amount guaranteed per year), such reimbursement to be paid (together with 10% interest from the date of payment of the reimbursed costs) upon payment of the Pay Out Amount under the BV Capital Put/Call Agreement.

            6.10 WPHA-TV. For the period beginning from the date of this

Agreement up to and including the Closing Date or the termination of this Agreement, if Council Tree or a Council Tree Entity resolves to sell the interest and opportunities with respect to WPHA-TV, Atlantic City, Philadelphia, CTHB must deliver to Telemundo Holdings, Inc. a written notice of such intent, and shall set forth the material terms pursuant to which Council Tree or such Council Tree Entity would be prepared to make such sale. Telemundo Holdings, Inc. shall have a period of 60 days after it is has received such notice to accept the terms set forth therein and to purchase such interests. If Telemundo Holdings, Inc. does not accept the terms within such period, or fails to purchase such interest after 60 days (or, in the event regulatory approvals are necessary, the earlier of (a) 15 days after receipt of such regulatory approvals or the date after which Telemundo Holdings, Inc. has abandoned good faith attempts to obtain such regulatory approvals and (b) six months from such notice), then Council Tree or a Council Tree Entity shall be entitled to enter into an agreement with a third party on terms that, individually and collectively, are the same or more favorable to Council Tree or a Council Tree Entity than those offered to Telemundo Holdings, Inc.; provided, however, that:
(i) Council Tree or a Council Tree Entity must sign an agreement with such third party on such terms within 180 days of Telemundo Holdings, Inc.'s failure to accept, and the proposed purchase or acquisition must be closed on such terms within 180 days of such agreement (subject to extension for FCC approval delays only), or such potential third party sale shall once again be subject to the provisions of this Section 6.10; (ii) if Council Tree or a Council Tree Entity and the third party change the proposed sale terms so that they are less favorable to Council Tree or the Council Tree Entity than those offered to Telemundo Holdings, Inc., then CTHB must offer Telemundo Holdings, Inc. the opportunity to match such terms pursuant to the procedure set forth above; and
(iii) if the proposed transaction with the third party is not concluded, any other potential sales will be subject to the provisions of this Section 6.10.

            6.11 Contributed Station Investigation. In the event the investigation by BV Capital, Liberty or SPE of the Contributed Station shall have revealed any Encumbrances that in the commercially reasonable judgment of BV Capital, Liberty or SPE, should not be included in the Contributed Station, such Encumbrances shall be retained by CTCV or another Council Tree Entity and shall not be assumed by the Company.

            6.12 Station Partners Certification. The Parties shall use their respective best efforts to obtain a certification from Apollo as to the matters set forth in Section 3.10(b) in form and substance reasonably satisfactory to the Parties.

                                    ARTICLE 7

                                   CONDITIONS

            Consummation of the Transactions will be subject to the satisfaction of the following conditions:

            7.1 Absence of Legal Barriers. No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction that prohibits the consummation of the Transactions; provided, however, that the Parties shall use their best efforts to have any such order, decree or injunction vacated.

            7.2 HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been terminated.

            7.3 FCC Approval. FCC Approval shall have been obtained.

            7.4 Performance of Obligations of Parties. All Parties shall have received the Transaction Documents, duly authorized, executed and delivered by the other appropriate Parties thereto and each of the Certificate of Incorporation and the Holdings Certificate of Incorporation shall have been filed with the Delaware Secretary of State.

                                    ARTICLE 8

                                   TERMINATION

            8.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of all of the Parties.

            8.2 Termination Upon Notice. This Agreement may be terminated and the Transactions may be abandoned by notice from any of Liberty, Bastion, BCF or SPE to all of the other Parties that Station Partners has exercised its right to demand that Telemundo Holdings be sold pursuant to Section 5(b) of the

Put/Call Agreement; provided, however, that each of Liberty, Bastion, BCF and SPE severally agrees to use its best efforts to negotiate with Apollo to waive Apollo's right to cause Telemundo Holdings to be sold or otherwise to permit the Transactions (it being understood that best efforts shall not be deemed to include any payment by any Party to Apollo).

            8.3 Effect of Termination. In the event of termination of this Agreement as provided herein prior to the Closing, this Agreement shall be of no further force or effect, except (a) as provided in this Section 8.3 and Sections
10.10 and 10.13, each of which shall survive termination of this Agreement, and
(b) nothing herein shall relieve any Party from liability for any breach of this Agreement.


                                    ARTICLE 9

                                 INDEMNIFICATION


            9.1 General. From and after the Closing, subject to the other provisions of this Article 9, the Contributors shall be indemnified as provided in this Article 9. All amounts payable pursuant to this Article 9 shall be paid either in cash or in additional Equity Interests of the Company, at the option of the Company. To the extent the Company chooses to issue additional Equity Interests in lieu of paying cash, such additional Equity Interests will be issued for their Fair Market Value and shall be subject to limitations on transfer, exchange and conversion (i) if such transfer, exchange or conversion would be inconsistent with the requirements of the Communications Act and FCC Regulations and (ii) as set forth in the Stockholders Agreement. For purposes of this section, "Fair Market Value" shall mean an amount determined by taking into account the following: (a) that the fair market value of the Company Common Stock shall be the average of the last reported sales prices of the Company Common Stock on each of the 20 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Company Common Stock may be traded and (b) if the Company Common Stock is not then traded over any exchange or quotation system, then the fair market value of the Company Common Stock shall be the fair market value of such class of capital stock on the relevant date as determined by an investment banking firm of recognized national standing chosen in good faith by the Board of Directors.

            9.2 Indemnification.

                 (a) Subject to the limitations set forth in Section 9.3 and elsewhere herein, the Company shall indemnify, save and keep CTHB and its successors and permitted assigns (each a "Council Tree Indemnitee"), harmless against and from any reduction in the value of CTHB's indirect investment in the Company (the "Council Tree Portion") to the extent sustained or incurred as a result of or arising out of any inaccuracy in or breach of any representation and warranty made by the Company in Sections 4.4, 4.5, 4.6 or 4.7 or in the Schedules relating thereto.

                 (b) Subject to the limitations set forth in Section 9.3 and elsewhere herein, the Company shall indemnify, save and keep each of Bastion, BCF, Liberty, SPE and BV Capital and their successors and permitted assigns (each an "Original Indemnitee"), harmless against and from any reduction in such Party's investment, direct or indirect, in the Company (the "Original Indemnitee Portion") to the extent sustained or incurred as a result of or arising out of any inaccuracy in or breach of any representation and warranty made by Council Tree to Bastion, BCF, Liberty, SPE and BV Capital in Article 5 or in the Schedules related thereto.

            9.3 Limitations on Indemnification

                 (a) A claim by a Council Tree Indemnitee or an Original Indemnitee for indemnification under this Article 9 shall be ineffective unless such Person delivers a written claim for indemnification within the survival period specified in Section 10.2 applicable to the representation or warranty that is the subject of such claim.

                 (b) Council Tree Indemnitees shall not be entitled to any indemnification hereunder unless the consolidated equity value of the Company and its Subsidiaries, taken together as a whole, is reduced (the "Article 4 Reduction in Value") to the extent and as a result of one or more inaccuracies in or breaches of the representations and warranties indicated in Section 9.2(a) in an aggregate amount in excess of $50 million. If the Article 4 Reduction in Value is greater than $50 million, Council Tree Indemnitees shall only be entitled to indemnification pursuant to this Article 9 for 16.6% of the amount (up to $100 million of any Article 4 Reduction Value) in excess of $50 million.

                 (c) Original Indemnitees shall not be entitled to any indemnification hereunder unless the consolidated equity value of the Company and its Subsidiaries, taken together as a whole, is reduced (the "Article 5 Reduction in Value") to the extent and as a result of one or more inaccuracies in or breaches of any representations and warranties indicated in Section 9.2(b) in an aggregate amount in excess of $.7 million. If the Article 5 Reduction in Value is greater than $.7 million, Original Indemnitees shall only be entitled to indemnification pursuant to this Article 9 for 83.4% of the amount (up to $1.4 million of any Article 5 Reduction Value) in excess of $ .7 million.

                 (d) The sole and exclusive remedies of the Parties with respect to any inaccuracy in or breach of any representation and warranty made by the Company in Article 4 or Council Tree in Article 5 of this Agreement shall be pursuant to this Article 9; provided that nothing herein shall limit the rights of any Party to seek any relief in equity or limit in any way any Party's remedies in respect of fraud by another Party in connection herewith or in connection with the other provisions of this Agreement or the Transactions.

            9.4 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim, the Indemnified Party shall promptly give written notice to the Company of the nature and amount of the claim, including the Indemnified Party's estimate of the amount of the Article 4 Reduction in Value or Article 5 Reduction in Value, as the case may be. Within 15 Business Days after receipt of the notice by the Company pursuant to the preceding sentence, the Company shall notify the Indemnified Party whether or not it disagrees with the proposed Article 4 Reduction in Value or Article 5 Reduction in Value. To the extent the Parties disagree on the amount of the Article 4 Reduction in Value or Article 5 Reduction in Value, the Parties shall negotiate in good faith to determine the appropriate Article 4 Reduction in Value or Article 5 Reduction in Value, if any. In the event the Parties have not reached agreement within 45 Business Days after receipt of the notice by the Company pursuant to the first sentence of this paragraph, the determination of the Article 4 Reduction in Value or the
Article 5 Reduction in Value, if any, shall be submitted to binding arbitration in Los Angeles, California according to the rules and procedures of the American Arbitration Association. Such arbitrator shall be required to construe and enforce the express terms and conditions of this Agreement and shall not be empowered to enlarge, expand or imply terms or conditions into this Agreement, absent the mutual written agreement of the Parties. To the extent the determination of the Article 4 Reduction in Value or Article 5 Reduction in Value is submitted to an arbitrator as set forth above, all claims with respect to indemnification must be submitted to the arbitrator before a final determination may be made. Judgment upon any determination may be entered in any court of competent jurisdiction.

                                   ARTICLE 10

                                     GENERAL

            10.1 Efforts to Proceed Promptly. Each of the Parties agrees to use its respective best efforts to take all such action (including executing such other agreements and instruments, and making such filings) as may be reasonably necessary or appropriate in order to effectuate the Transactions and the financing set forth in Section 6.9(a)(i) and (a)(ii), as promptly as practicable. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents and to do all such other acts and things, as may be required by law or as, in the reasonable opinion of the Parties, may be necessary or advisable to carry out the intent and purposes of this Agreement. Each Party agrees that it will act diligently and in good faith to carry out its respective obligations under this Agreement. Notwithstanding the foregoing, other than as specifically set forth herein and in the other Transaction Documents, no Party (nor any of its members, partners, stockholders or affiliates) will be required to modify any internal relationship or relationship with any of such Party's members, partners, stockholders or affiliates, or divest or limit its rights or its members', stockholders', partners', or affiliates' rights with respect to any assets, agree to any restriction of its activities or modify any transaction in order to obtain the approval of any regulatory agency in order to consummate the Transactions and the financing set forth in Section 6.9(a)(i) and (a)(ii). Each Party shall consult with the other Parties regarding the nature of any discussions with regulatory authorities and keep each other informed of such discussions.

            10.2 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any other instrument delivered in connection herewith shall terminate at, and shall not survive or have any force or effect after the Closing, except that all representations and warranties of the Company contained in Sections 4.4 through 4.7 and all representations and warranties of Council Tree contained in Article 5 shall survive the Closing and continue in full force and effect for a period of 12 months from the Closing and all representations and warranties of the Contributors and the CT Parties contained in Article 3 shall survive the Closing and continue in full force and effect until sixty (60) days after the expiration of the statute of limitations applicable to the subject thereof.

            10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed properly delivered, given and received (i) if hand delivered, when delivered, (ii) if sent by overnight courier, on the first business day after being sent by a nationally recognized overnight delivery service, (iii) if sent by facsimile, when receipt is confirmed by the person to whom the facsimile was sent, or (iv) if mailed by registered or certified mail (return receipt requested), upon receipt by the sender of the return receipt so requested, in any case to the Parties at the following addresses or at such other address for a Party as shall be specified by like notice:

                           (a)     If to Bastion or BCF to:

                                   Bastion Capital Fund LP
                                   1999 Avenue of the Stars, Suite 2960
                                   Los Angeles, California 90067
                                   Attention: Guillermo Bron

                                   Facsimile: (310) 277-7582

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Irell & Manella LLP
                                   1800 Avenue of the Stars, Suite 900
                                   Los Angeles, California  90067
                                   Attention:  Eric A. Webber
                                   Facsimile:  (310) 203-7199

                           (b)     If to BV Capital to:

                                   Bron-Villanueva Capital, LLC
                                   1999 Avenue of the Stars, Suite 2960
                                   Los Angeles, California 90067
                                   Attention: Guillermo Bron
                                   Facsimile: (310) 277-7582

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Irell & Manella LLP
                                   1800 Avenue of the Stars, Suite 900

                                   Los Angeles, California 90067
                                   Attention:  Eric A. Webber
                                   Facsimile:  (310) 203-7199

                           (c)     If to Council Tree to:

                                   Council Tree Hispanic Broadcasters II, L.L.C. 2919 17th Avenue, Suite 211
                                   Longmont, Colorado  80503
                                   Attention:  Steve Hillard
                                   Facsimile:  (303) 678-1844

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Kirkland & Ellis
                                   153 E. 53rd Street
                                   New York, NY 10022
                                   Attention: John Kuehn
                                   Facsimile: (212) 446-4900

                           (d)     If to Liberty to:

                                   Liberty Media Corporation
                                   9197 South Peoria Street
                                   Englewood, Colorado  80112
                                   Attention:  David Koff
                                   Facsimile:  (720) 875-5448

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Liberty Media Corporation
                                   9197 South Peoria Street
                                   Englewood, Colorado  80112
                                   Attention:  Charles Tanabe
                                   Facsimile:  (720) 875-5382

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Skadden, Arps, Slate, Meagher & Flom LLP

                                   300 South Grand Avenue
                                   Suite 3400
                                   Los Angeles, California  90071
                                   Attention: Rod Guerra
                                   Facsimile:  (213) 687-5600

                           (e)     If to SPE to:

                                   Sony Pictures Entertainment Inc.
                                   10202 West Washington Boulevard
                                   Culver City, California  90232
                                   Attention:  Len Grossi
                                   Facsimile: (310) 202-3404

                                   with a copy (which shall not constitute
                                   notice) to:

                                   Sony Pictures Entertainment Inc.
                                   10202 West Washington Boulevard
                                   Culver City, California  90232
                                   Attention: General Counsel
                                   Facsimile: (310) 244-1797

            10.4 Specific Enforcement. The Parties recognize and agree that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. It is accordingly agreed that in the event of a failure by a Party to perform its obligations under this Agreement, the nonbreaching Parties shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such Parties may be entitled, at law or in equity.

            10.5 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules; provided, however, that the relevance of the disclosure item on such specific Schedule to the other Schedules is reasonably clear. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When the words "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When any representation or warranty in Article 3 is made to the knowledge of Bastion or BCF, such term shall mean only to the actual knowledge of Guillermo Bron or Daniel Villanueva (after such individual has made an inquiry of the employees of Bastion, BCF or any of their Subsidiaries who would reasonably be expected to have knowledge of such matters to which such representation relates). When any representation or warranty in Article 4 is made to the knowledge of the Company, such term shall mean only to the actual knowledge of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company as of the date the Transactions are consummated or, to the extent such officers do not exist, a comparable officer of the Company (after such officer has made an inquiry of the employees of the Company, Telemundo Holdings, Network Co. or any of their Subsidiaries who would reasonably be expected to have knowledge of such matters to which such representation relates). When any representation or warranty in Article 5 is made to the knowledge of Council Tree, such term shall mean only to the actual knowledge of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of CTHB or to the extent such officers do not exist, a comparable officer of CTHB (after such officer has made an inquiry of the employees of CTHB, CTC and CTCV who would reasonably be expected to have knowledge of such matters to which such representation relates). All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

            10.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            10.7 Assignment. This Agreement shall not be assignable by any Party other than (i) with respect to Bastion and BCF, to a Bastion Controlled Affiliate (as that term is defined in the Stockholders Agreement), (ii) with respect to

BV Capital, to a BV Capital Controlled Affiliate (as that term is defined in the Stockholders Agreement), (iii) with respect to SPE and Liberty, to a Controlled Affiliate (as that term is defined in the Stockholders Agreement) and (iv) with respect to CTHB, to a Council Tree Entity (as that term is defined in the Stockholders Agreement), without the prior written consent of each other Party. Notwithstanding anything to the contrary herein, no assignment pursuant to this section shall release any Party from its respective obligations under this Agreement unless expressly released from such obligations by each other Party. Assignment shall be subject to continued compliance with FCC Regulations as contemplated herein.

            10.8 Entire Agreement. This Agreement, the Schedules and Exhibits attached to this Agreement, and any documents delivered hereunder constitute the entire agreement between the Parties and supersede any prior agreement (including, the Letter Agreement and the Term Sheet) or understanding between the Parties with respect to the subject matter hereof. Except as specifically set forth herein, nothing in this Agreement shall constitute a waiver, amendment or termination of the terms of any agreement.

            10.9 Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the Parties.

            10.10 Expenses. Each Party shall pay all of its own legal and accounting fees and other expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and any agreements associated therewith; provided that in the event this Agreement is terminated pursuant to Section 8.2 hereof, Liberty, SPE, BCF and Bastion shall cause Telemundo Holdings to reimburse Council Tree's reasonable documented out-of-pocket expenses (including expenses incurred in making required HSR filings) in an aggregate amount not to exceed $1.5 million).

            10.11 Counterparts. This Agreement may be executed in one or more counterpart copies and by facsimile; each of which shall be considered an original, but together shall constitute one agreement.

            10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

            10.13 Public Announcement. So long as this Agreement is in effect, each Party agrees to consult with the other Parties before issuing any press release or otherwise making any public statement with respect to the Transactions, the Company, Telemundo Holdings or Network Co.; and no Party (or their respective affiliates) will issue any press release or make any such public statement with respect to the Transactions, the Company, Telemundo Holdings or Network Co. without the consent of the other Parties, except as may be required by law (including disclosure required in public filings required to be made by the Parties or any affiliates of the Parties) or the requirements of any securities exchange. To the extent a Party is required by law to make such disclosure, such Party shall, to the extent possible within the applicable time constraints, give the other Parties reasonable, actual prior notice of such disclosure and an opportunity to review such disclosure and shall use its best efforts to agree with the other Parties on the form and content of such disclosure.

            10.14 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to or shall confer upon any person other than the Parties (or their Permitted Assignees) any rights or remedies hereunder.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                    BASTION CAPITAL FUND, L.P.

                                    By:   BASTION PARTNERS, L.P.,
                                          Its General Partner
                                          By:   BRON CORP.,
                                                Its Co-general Partner

                                          By:   /s/ Guillermo Bron
                                                --------------------------------
                                                Guillermo Bron
                                                President

                                          By:   VILLANUEVA INVESTMENTS, INC.,
                                                Its Co-general Partner

                                          By:   /s/ Daniel Villanueva
                                                --------------------------------
                                                Daniel Villanueva
                                                President


                                    BCF MEDIA, LLC

                                    By: /s/ Guillermo Bron
                                       -----------------------------------------
                                          Guillermo Bron, its Manager

                                    By: /s/ Daniel Villanueva
                                       -----------------------------------------
                                          Daniel Villanueva, its Manager

                                          By:   BASTION CAPITAL FUND, L.P.,
                                                its Sole Member

                                          By:   BASTION PARTNERS, L.P.,
                                                Its General Partner
                                                By:   BRON CORP.,
                                                      Its Co-general Partner

                                          By:   /s/ Guillermo Bron
                                                --------------------------------
                                                Guillermo Bron
                                                President

                                          By:   VILLANUEVA INVESTMENTS, INC.,

                                                Its Co-general Partner

                                          By:   /s/ Daniel Villanueva
                                                ------------------------------
                                                Daniel Villanueva
                                                President


                                    BRON-VILLANUEVA CAPITAL, LLC

                                    By: /s/ Guillermo Bron
                                       --------------------------------
                                       Guillermo Bron, its Manager

                                    By: /s/ Daniel Villanueva
                                       --------------------------------
                                       Daniel Villanueva, its Manager

                                    COUNCIL TREE COMMUNICATIONS, LLC

                                    /s/ Steve C. Hillard
                                    ------------------------------
                                    Name:  Steve C. Hillard
                                    Title: CEO

                                    COUNCIL TREE COMMUNICATIONS V, L.L.C.

                                    /s/ Steve C. Hillard
                                    ------------------------------
                                    Name:  Steve C. Hillard
                                    Title: CEO

                                    COUNCIL TREE HISPANIC BROADCASTERS II,
                                    L.L.C.

                                    /s/ Steve C. Hillard
                                    ------------------------------
                                    Name:  Steve C. Hillard
                                    Title: CEO

                                    LIBERTY MEDIA CORPORATION

                                    /s/ David B. Koff
                                    ------------------------------
                                    Name:  David B. Koff
                                    Title: Senior Vice President

                                    SONY PICTURES ENTERTAINMENT INC.

                                    /s/ Leah E. Weil
                                    ------------------------------
                                    Name:  Leah E. Weil
                                    Title: Assistant Secretary

                                    TELEMUNDO COMMUNICATIONS GROUP, INC.

                                    /s/ Steve C. Hillard
                                    ------------------------------
                                    Name:  Steve C. Hillard
                                    Title: CEO